SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              S C H E D U L E 13D
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d -1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a).
                              (Amendment No. 2)(1)

                                TRUEVISION, INC.
                                (Name of Issuer)

                         COMMON STOCK, $0.01 PAR VALUE
                         (Title of Class of Securities)

                                    89787107
                                 (CUSIP Number)

                                    Copy to:
Mr. Edward Grinacoff                            Stephen A. Cohen, Esq.
21st Century Communications                     Morrison Cohen Singer &
 Partners, L.P.                                  Weinstein, LLP
767 Fifth Avenue, 45th Floor                    750 Lexington Avenue
New York, New York 10153                        New York, New York 10022
Telephone (212) 754-8100                        Telephone (212) 735-8600

                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 March 12, 1999
              (Date of Event which Requires Filing this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box
|_|.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                        (Continued on following page(s))

----------
     (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided ina prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for ther purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  - 1 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21 Century Communications Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                           0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                           0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                           0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                           0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 2 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21 Century Communications T-E Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 3 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     21st Century Communications Foreign Partners, L.P.

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     Delaware

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares                                           0%

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares                                           0%
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares                                           0%

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares                                           0%

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 4 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Michael Marocco

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 5 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     John Kornreich

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 6 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Harvey Sandler

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 7 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Andrew Sandler

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 8 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Barry Rubenstein

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC, OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 9 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Barry Fingerhut

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC, OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 10 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Irwin Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC, OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 11 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Douglas Schimmel

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 12 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Hannah Stone

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 13 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     David Lee

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 14 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Seth Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC, OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 15 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Jonathan Lieber

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     WC, OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 16 of 25 -

CUSIP No. 89787107                    13D


________________________________________________________________________________
1    Name of Reporting Persons
     I.R.S. Identification Nos. of Above Persons (Entities Only)

     Barry Lewis

________________________________________________________________________________
2    Check the Appropriate Box If a Member of a Group*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC Use Only



________________________________________________________________________________
4    Source of Funds*

     OO

________________________________________________________________________________
5    Check Box If Disclosure of Legal Proceedings is Required
     Pursuant to Item 2(d) OR 2(e)                                    [_]



________________________________________________________________________________
6    Citizenship or Place of Organization

     United States

________________________________________________________________________________
               7    Sole Voting Power

  Number of         0 shares

   Shares      _________________________________________________________________
               8    Shared Voting Power
Beneficially
                    0 shares
  Owned by
               _________________________________________________________________
    Each       9    Sole Dispositive Power

  Reporting         0 shares

   Person      _________________________________________________________________
               10   Shared Dispositive Power
    With
                    0 shares

________________________________________________________________________________
11   Aggregate Amount Beneficially Owned by Each Reporting Person

     0 shares

________________________________________________________________________________
12   Check Box if the Aggregate Amount in Row (11) excludes Certain Shares*

                                                                      [_]

________________________________________________________________________________
13   Percent of Class Represented by Amount in Row (11)

     0%

________________________________________________________________________________
14   Type of Reporting Person*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  - 17 of 25 -

     This statement,  dated March 12, 1999,  constitutes  Amendment No. 2 to the
Schedule 13D, dated June 9,1995, regarding the reporting persons' ownership of certain securities of Truevision, Inc. (the "Issuer").

     This Schedule 13D is hereinafter referred to as the "Schedule". All capitalized terms used herein and otherwise undefined shall have the meanings ascribed in the Schedule.

     This Amendment No. 2 to the Schedule is filed in accordance with Rule 13d-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by the reporting persons. It shall refer only to the information which has materially changed since the filing of the Schedule.

ITEM 2. Identity and Background

     5.   (a)  Barry Lewis, director and majority shareholder of EMEBE Corp.
          (b)  Address:
                   177 South Mountain Road
                   New City, New York 10956
          (c)  Principal Business: Investments
          (d)  No.
          (e)  No.
          (f)  Citizenship; United States.

     EMEBE Corp. was a general partner of SCM through June 30, 1997, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     8. (a) Andrew Sandler, is the sole shareholder of ALCR Corp. (formerly, ALSI, LLC).
          (b)  Address:
                   767 Fifth Avenue, 45th Floor
                   New York, New York 10153
          (c)  Principal Business: Investments
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     ALCR Corp. is a general partner of SCM, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign,

     12.  (a)  Douglas Schimmel, is the sole shareholder of SERF Corp.
          (b)  Address:
                   767 Fifth Avenue, 45th Floor
                   New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.


                                  - 18 of 25 -

          (f)  Citizenship: United States.

     SERF Corp., became a general partner of SCM on January 1, 1999, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     13.  (a)  Hannah Stone, is the sole shareholder of TERPSI Corp.
          (b)  Address:
                   767 Fifth Avenue, 45th Floor
                   New York, New York 10153
          (c)  Principal Business: Investments,
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     TERPSI Corp. became a general partner of SCM on January 1, 1999, which is the general partner of SIP, a general partner of 21st Century, T-E and Foreign.

     14.  (a)  David Lee, is the sole shareholder of JIRAKAL Corp.
          (b)  Address:
                   767 Fifth Avenue, 45th Floor
                   New York, New York 10153
          (c)  Principal Business; Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     JIRAKAL Corp. became a general partner of SCM on January 1, 1999, which is the general partner of SIP, a general partner of 2lst Century, T-E and Foreign.

     15. (a) Seth Lieber, is a general partner of Applewood Associates, L.P., and an officer of Applewood Capital Corp., a general partner of Applewood Associates, L.P.
          (b)  Address:
                   767 Fifth Avenue, 45th Floor
                   New York, New York 10153
          (c)  Principal Business: Investments.
          (d)  No.
          (e)  No.
          (f)  Citizenship: United States.

     16. (a) Jonathan Lieber, is a general partner of Applewood Associates, L.P., and an officer of Applewood Capital Corp., a general partner of Applewood Associates, L.P.
          (b)  Address:
                   767 Fifth Avenue, 45th Floor
                   New York, New York 10153
          (c)  Principal Business: Investments.



                                  - 19 of 25 -

          (d)  No.
          (e)  No
          (f)  Citizenship: United States.

ITEM 5. Interests in Securities of the Issuer.

     a. The following list sets forth the aggregate number and percentage of outstanding shares of Common Stock owned beneficially by each reporting person named in Item 2, as of March 12, 1999:

                                                     Shares of          Percentage of Shares
                                                    Common Stock          of Common Stock
Name                                            Beneficially Owned(2)   Beneficially Owned(2)
----                                            ---------------------   ---------------------
21st Century Communications Partners, L.P.                0                      0%
21st Century Communications T-E Partners, L.P.            0                      0%
21st Century Communications Foreign Partners, L.P.        0                      0%
Michael J. Marocco                                        0                      0%
John Kornreich                                            0                      0%
Harvey Sandler                                            0                      0%
Andrew Sandler                                            0                      0%
Douglas Schimmel                                          0                      0%
Hannah Stone                                              0                      0%
David Lee                                                 0                      0%
Barry Rubenstein                                          0                      0%
Irwin Lieber                                              0                      0%
Barry Fingerhut                                           0                      0%
Seth Lieber                                               0                      0%
Jonathan Lieber                                           0                      0%
Barry Lewis                                               0                      0%

     c. The following is a description of all transactions in the securities of the Issuer by the persons identified in Item 2 of this Schedule effected from January 11, 1999 to March 12, 1999, inclusive.

     Effective on March 12, 1999, Pinnacle Systems, Inc. ("Pinnacle") and the Issuer completed the merger of a subsidiary of Pinnacle with and into the Issuer. Each share of common stock of the Issuer outstanding prior to the merger was converted into 0.0313 of a share of common stock of Pinnacle and each Warrant (as amended by the Issuer on June 9, 1998) to purchase the Issuer's Common Stock converted into a warrant to purchase 3.13% as many shares of Pinnacle's common stock at an adjusted exercise price.

     d. No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities.

     e. Effective March 12, 1999, the reporting persons ceased to be the beneficial owners of more than five percent (5%) of the Common Stock of the Issuer.

----------
     (2) Includes shares of Common Stock issuable upon the exercise of the Warrants.


                                  - 20 of 25 -

ITEM 7. Material to be Filed as Exhibits

     Exhibit 7.01 Agreement effective as of March 12, 1999 among the reporting persons by which they have agreed to file this Schedule 13D and all necessary amendments, as required by Rule 13d-1(f).



                                  - 21 of 25 -

                                    Signature

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this
Schedule is true, complete, and correct.

Date: May 28, 1999

                        21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                        By:   Sandler Investment Partners, L.P., general partner
                              By:   Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner

                        By:   Edward Grinacoff
                              ------------------------------------
                              Name: Edward Grinacoff
                              Title: Secretary and Treasurer


                        21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                        By:   Sandler Investment Partners, L.P., general partner
                              By:   Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                        By:   Edward Grinacoff
                              ------------------------------------
                              Name: Edward Grinacoff
                              Title: Secretary and Treasurer


                        21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                        By:   Sandler Investment Partners, L.P., general partner
                              By:   Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                        By:   Edward Grinacoff
                              ------------------------------------
                              Name: Edward Grinacoff
                              Title: Secretary and Treasurer


                                  - 22 of 25 -

                                 Michael J. Marocco
                              ------------------------------------
                                 Michael J. Marocco

                                 John Kornreieh
                              ------------------------------------
                                 John Kornreich

                                 Harvey Sandler
                              ------------------------------------
                                 Harvey Sandler

                                 Andrew Sandler
                              ------------------------------------
                                 Andrew Sandler

                                 Douglas Schimmel
                              ------------------------------------
                                 Douglas Schimmel

                                 Hannah Stone
                              ------------------------------------
                                 Hannah Stone

                                 David Lee
                              ------------------------------------
                                 David Lee

                                 Barry Rubenstein
                              ------------------------------------
                                 Barry Rubenstein

                                 Irwin Lieber
                              ------------------------------------
                                 Irwin Lieber

                                 Barry Fingerhut
                              ------------------------------------
                                 Barry Fingerhut

                                 Seth Lieber
                              ------------------------------------
                                 Seth Lieber

                                 Jonathan Lieber
                              ------------------------------------
                                 Jonathan Lieber

                                 Barry Lewis
                              ------------------------------------
                                 Barry Lewis


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).


                                  - 23 of 25 -

                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(f) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock, par value $.0l per share, of Truevision, Inc. and that this Agreement be included as an Exhibit to such statement on Schedule 13D.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement effective as of the 12th day of March, 1999.

                        21ST CENTURY COMMUNICATIONS PARTNERS, L.P.

                        By:   Sandler Investment Partners, L.P., general partner
                              By:   Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner

                        By:   Edward Grinacoff
                              ------------------------------------
                              Name: Edward Grinacoff
                              Title: Secretary and Treasurer


                        21ST CENTURY COMMUNICATIONS T-E PARTNERS, L.P.

                        By:   Sandler Investment Partners, L.P., general partner
                              By:   Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                        By:   Edward Grinacoff
                              ------------------------------------
                              Name: Edward Grinacoff
                              Title: Secretary and Treasurer


                        21ST CENTURY COMMUNICATIONS FOREIGN PARTNERS, L.P.

                        By:   Sandler Investment Partners, L.P., general partner
                              By:   Sandler Capital Management, general partner
                                    By:  ARH Corp., general partner


                        By:   Edward Grinacoff
                              ------------------------------------
                              Name: Edward Grinacoff
                              Title: Secretary and Treasurer


                                  - 24 of 25 -

                                 Michael J. Marocco
                              ------------------------------------
                                 Michael J. Marocco

                                 John Kornreieh
                              ------------------------------------
                                 John Kornreich

                                 Harvey Sandler
                              ------------------------------------
                                 Harvey Sandler

                                 Andrew Sandler
                              ------------------------------------
                                 Andrew Sandler

                                 Douglas Schimmel
                              ------------------------------------
                                 Douglas Schimmel

                                 Hannah Stone
                              ------------------------------------
                                 Hannah Stone

                                 David Lee
                              ------------------------------------
                                 David Lee

                                 Barry Rubenstein
                              ------------------------------------
                                 Barry Rubenstein

                                 Irwin Lieber
                              ------------------------------------
                                 Irwin Lieber

                                 Barry Fingerhut
                              ------------------------------------
                                 Barry Fingerhut

                                 Seth Lieber
                              ------------------------------------
                                 Seth Lieber

                                 Jonathan Lieber
                              ------------------------------------
                                 Jonathan Lieber

                                 Barry Lewis
                              ------------------------------------
                                 Barry Lewis


                                  - 25 of 25 -